ETFS Trust 485BPOS

FORM OF
INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (together with any schedules, exhibits or other attachments hereto, and as it may be amended, restated or otherwise modified from time to time, this “Agreement”), is made and entered into as of March [  ], 2017 by and between the portfolios set forth in Schedule A hereto (each a “Portfolio” and collectively, the “Portfolios”), each a Cayman Islands exempted company, and ETF Securities Advisors LLC (the “Adviser”). Capitalized terms not otherwise defined herein have the meanings specified in the Memorandum and Articles of Association of each Portfolio (as amended, restated or otherwise modified from time to time, the “Articles”).

WHEREAS, each Portfolio has been organized as a wholly-owned subsidiary of a corresponding registered fund as set forth in Schedule A hereto (each, a “Fund”), each a series of ETFS Trust, a statutory trust organized under the laws of the State of Delaware, USA (the “Trust”), in order to effect certain investments that are consistent with the Fund’s investment objectives and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, each Portfolio has not been registered and does not intend to register under the Investment Company Act of 1940 (the “1940 Act”) and the shares (“Shares”) issued by the Portfolio have not been registered under the Securities Act of 1933 (“1933 Act”), and are being issued pursuant to an exemption therefrom; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 2, 2014, as amended (the “Trust Advisory Agreement”), whereby the Trust has appointed the Adviser to serve as the investment adviser to each Fund; and

WHEREAS, each Portfolio wishes to retain the Adviser to render investment advisory services to the Portfolio, and the Adviser is willing to furnish such services to the Portfolio.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, each Portfolio and the Adviser hereby agree as follows:

1.	Investment Advisory Services

The Adviser shall provide to each Portfolio investment advisory and investment management services on an ongoing basis, subject to the provisions contained in this Agreement. The Adviser may, at its own expense and subject to the Board’s approval, select and contract with one or more investment sub-advisers or consultants to manage the investment operations and composition of the Portfolio. Each Portfolio seeks to provide exposure to the investment returns of certain commodities and/or the commodities markets generally (“Investment Objective”). In connection with seeking to achieve the Investment Objective, the Adviser may invest in commodity-linked derivative investments, including, but not limited to futures and options on futures, swap agreements, commodity options, and pooled investment vehicles that provide exposure to the commodities markets.

Consistent with the Investment Objective and subject to any restrictions a Portfolio or the Portfolio’s Board of Directors (the “Board”) may impose in writing hereafter:

(a)	The Adviser shall maintain and furnish to the Portfolio such records, periodic and special reports, and other information as the Portfolio may reasonably request, and shall assist the Portfolio as it may reasonably request in the conduct of the Portfolio’s business, subject to the direction and control of the Portfolio.

(b)	The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with a Portfolio’s Articles, the Investment Objective, the respective Fund’s Prospectus to the extent applicable and as may be amended from time to time, and the instructions and directions of the Portfolio, and shall comply with, to the extent applicable, the Advisers Act and all rules and regulations thereunder, the Commodity Exchange Act and all rules and regulations thereunder, the Internal Revenue Code of 1986, as amended, and all other U.S. federal and state law and regulations, and with any applicable policies or procedures adopted by the Board.

(c)	The Adviser shall furnish a continuous investment program for each Portfolio and, in so doing, shall, in its sole discretion, determine from time to time what investments will be purchased, retained, sold or pledged by the Portfolio, and what portion, if any, of the assets will be invested or held uninvested as cash.

(d)	The Adviser will at all times manage the Portfolio’s assets in a manner consistent with Section 18(f) of the 1940 Act, Investment Company Act Release No. 10666 (to the extent not superseded), and related U.S. Securities and Exchange Commission (“SEC”) guidance pertaining to asset coverage with respect to transactions in commodity index swap agreements and other transactions in derivatives.

(e)	Each Portfolio hereby appoints the Adviser as an agent of the Portfolio with discretionary authority to negotiate and to effect portfolio transactions and to implement the Investment Objective on behalf and in the name of the Portfolio pursuant to the Adviser’s determinations directly with any futures commission merchant, broker or dealer in such investments.

(f)	Each Portfolio hereby appoints the Adviser as an agent of the Portfolio, to determine when and how much the Portfolio should borrow, to negotiate the terms of all such borrowings and to borrow, or instruct brokers to borrow, and to execute documents in connection with such borrowing, on behalf and in the name of the Portfolio.

(g)	Whenever the Adviser deems the purchase or sale of an investment to be in the best interest of a Portfolio, the Adviser may, but shall not be obligated to, aggregate the investments to be sold or purchased. Allocation of any investments purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner that it considers to be equitable and consistent with its fiduciary obligations to the Portfolio and, if applicable, to such other customers.

(h)	Upon the Board’s request, the Adviser shall provide from time to time to the Portfolio’s brokers at their designated address a written notice bearing the names and the authenticated signature specimens of the employees of the Adviser authorized to give instructions to the brokers.

(i)	The Adviser will comply with all Commodity Futures Trading Commission and National Futures Association registration, reporting, and notice requirements applicable to it.

(j)	The Adviser will continue to be registered as an investment adviser with the SEC; or if the Adviser believes registration is not applicable, will inform the Board before deregistering as an investment adviser with the SEC.

(k)	The Adviser will inform the Board if it is served or otherwise received notice of any action, suit, proceedings, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the portfolio.

(l)	The Adviser will inform the Board if the chief executive officer of the parent company of the Adviser or the portfolio manager of any Portfolio changes.

(m)	The Adviser will provide such other services as the Board and the Adviser may determine to be necessary or appropriate for the management or administration of a Portfolio.

2.	Attorney in Fact

Each Portfolio hereby appoints the Adviser acting with the standard of care owed under this Agreement as its attorney in fact with full power of substitution to pursue on behalf of the Portfolio any claim, recovery, restitution, or similar action or relief (each, a “Claim”) related to or concerning the Portfolio or any Portfolio asset, holding, trade, trade settlement, cash or account of any type, against any counterparty or similar party, or any Claim related to the Adviser’s services to the Portfolio, including, without limitation, any bankruptcy, insolvency or similar action or proceeding.

3.	Standard of Care

The Adviser shall exercise its best judgment in rendering the services under this Agreement.

4.	Delivery of Documents

Each Portfolio has delivered a copy of the Articles and the Fund’s Prospectus to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any.

The Adviser has reviewed and may rely on the Articles and the Fund’s Prospectus.

5.	Custody

Unless a Portfolio directs otherwise, the assets of a Portfolio shall be held by the Portfolio’s custodian (the “Custodian”). Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities, or other investments of the Portfolio. Any fees or charges that may be imposed by the Custodian will be covered by the Portfolio pursuant to the global custody agreement dated December 4, 2014, as amended.

6.	Fees and Expenses

In exchange for its services and the payment of all expenses incurred by the Portfolio except for (i) brokerage expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions); (ii) extraordinary expenses (in each case as determined by a majority of the Independent Directors); (iii) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); and (iv) the advisory fee payable to the Adviser pursuant to this Agreement, the Adviser will receive a fee, as listed in Schedule A hereto, based on the average daily net assets of the Portfolio (the “Management Fee”). The Management Fee will be payable monthly in arrears on the last business day of each calendar month. The Adviser will be responsible for paying any and all sub-advisory fees, if any, from its Management Fee.

7.	Subscription and Withdrawals

The Board may issue and redeem Shares in accordance with the terms set forth in the Articles.

8.	Transaction Procedures

All transactions concerning a Portfolio will be consummated by payment to, or delivery by, the Portfolio, of all cash or securities due to or from the Portfolio.

9.	Conflicts of Interest and Confidentiality of Relationships

There are certain inherent and potential conflicts of interest between the Adviser’s management of investments on behalf of a Portfolio and other activities of the Adviser or the activities of entities or persons affiliated with the Adviser which the Adviser or its affiliates manage or in which they have an economic interest. The Adviser or any of their officers, directors, partners, members or employees will devote so much of their time to a Portfolio’s affairs as deemed necessary or appropriate and are not prohibited from engaging in any other existing or future business activities. The Adviser and/or its affiliates may in the future act as investment manager of, or adviser to, one or more other investment companies, partnerships, corporations, pension or profit-sharing plans or trusts, or individuals that have investments which may be substantially similar to the investments of a Portfolio, or that employ an investment strategy similar to that employed by the Portfolio.

The Adviser will provide the Board from time to time with additional information concerning particular conflicts of interest. The Adviser will attempt to resolve any conflicts of interest by exercising the good faith required of fiduciaries, and the Adviser believes that it will be able to resolve conflicts on an equitable basis.

Except as otherwise agreed in writing or as required by law, (i) the Adviser will keep confidential all information concerning a Portfolio’s financial affairs; and (ii) the Portfolio will keep confidential and for a Portfolio’s and the Fund’s exclusive use and benefit all investment advice furnished by the Adviser. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.

10.	Indemnity and Liability

Each Portfolio represents and warrants that the appointment of the Adviser on the basis set forth in this Agreement is authorized by and has been accomplished in accordance with procedures specified in the Articles, and that this Agreement is binding and enforceable against the Portfolio. Each Portfolio shall furnish the Adviser with true copies of all resolutions, notices, and consents as may be required to be taken or made pursuant to such procedures. Each Portfolio agrees to indemnify and hold harmless the Adviser from all liability and costs (including costs of defense) that may be assessed or incurred by reason of any inaccuracy of the Portfolio’s representations contained in this Agreement.

Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Portfolio or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder.

The Articles that establish each Portfolio provide that (i) every Director or officer of the Portfolio shall be indemnified out of the assets of the Portfolio against any liability incurred by him or her as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he or she may incur by his or her own actual fraud or willful default, and (ii) no such Director or officer shall be liable to the Portfolio for any loss or damage in carrying out his or her functions unless that liability arises through the actual fraud or willful default of such Director or officer. For these purposes, references to “actual fraud” and “willful default” mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

The U.S. Federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that the undersigned may have under any U.S. Federal securities laws.

11.	Independent Contractor Status

Except as may be expressly authorized or otherwise stated herein, the Adviser shall be an independent contractor and not an employee, agent, dependent agent, partner, or joint venturer of a Portfolio; nor shall anything herein be construed as making a Portfolio a partner or co-venturer with the Adviser or any of its affiliates. Except as may be expressly authorized and as set forth in Section 2 of this Agreement, the Adviser shall have no authority to bind, obligate, or represent a Portfolio in any manner.

12.	Duration, Termination and Non-Assignability of the Agreement

The term of this Agreement, with respect to each Portfolio, shall be for the life of the Portfolio unless either party provides 30 days’ written notice of termination in accordance with Section 13 of this Agreement from the terminating party to the other party, provided that this Agreement shall not take effect unless it has first been approved by the Board. A shorter notice period shall be permitted in the event that the Adviser no longer serves as Adviser to a Portfolio’s respective Fund. However, no such termination will affect the liabilities or obligations of the parties under this Agreement arising from transactions initiated prior to such termination, including the requirement of a Portfolio to pay the Adviser’s fees through the date of termination. Upon termination of this Agreement with respect to a Portfolio, the Adviser shall be under no obligation to recommend any action with regard to, or to liquidate, the Portfolio’s investments. The Adviser retains the right, however, to complete any transactions open as of the termination date and to retain, or to instruct third parties to retain, amounts sufficient to effect such completion. Upon termination, it shall be the Portfolio’s exclusive responsibility to issue instructions in writing regarding any assets held by the Adviser or any third parties. This Agreement is not assignable (within the meaning of the Advisers Act) by either party without the prior consent of the other. The appointment of consultants and sub-investment advisers as described herein shall not constitute the assignment of this Agreement.

13.	Notices

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of a Portfolio or the Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

14.	Permissible Interests

Officers, agents and shareholders of a Portfolio are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, agents, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Adviser are or may be interested in a Portfolio as directors, officers, agents, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in a Portfolio as a shareholder or otherwise.

15.	Services Not Exclusive

The services of the Adviser to each Portfolio hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others (including investment companies and to engage in other activities) so long as its services hereunder are not impaired thereby.

16.	Governing Law

This Agreement is made and shall be construed under the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the SEC.

17.	Consent to Jurisdiction

Each party hereto irrevocably agrees that any suit, action or proceeding against the Adviser or a Portfolio arising out of or relating to this Agreement shall be subject exclusively to the jurisdiction of the Delaware Judiciary, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in any such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof registered or certified mail, postage prepaid to their respective addresses as set forth in this Agreement.

18.	Entire Agreement and Severability

This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be amended, modified or waived without the affirmative written consent of the Adviser and each Portfolio effected in accordance with Section 13 of this Agreement except as otherwise noted herein.

If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

19.	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Miscellaneous

The Adviser reserves the right to refuse to accept or renew this Agreement in its sole discretion and for any reason. This Agreement may only be amended in writing by mutual agreement. All section headings in this Agreement are for convenience of reference only, do not form part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The Adviser’s failure to insist at any time upon strict compliance with this Agreement or with any of the terms of the Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by the Adviser of any of its rights or privileges. The Adviser will notify a Portfolio of any change in the members of the Adviser within a reasonable time after such change occurs.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of this [ ] day of March, 2017.

ADVISER
ETF Securities Advisors LLC

By:	/s/ Adam Rezak
Name:	Adam Rezak
Title:	Chief Compliance Officer

portfolios
ETFS All Commodity Fund Limited

By:	/s/ Graham Tuckwell
Name:	Graham Tuckwell
Title:	Director

ETFS All Commodity Longer Dated Fund Limited

By:	/s/ Graham Tuckwell
Name:	Graham Tuckwell
Title:	Director

ETFS All Agriculture Fund Limited

By:	/s/ Graham Tuckwell
Name:	Graham Tuckwell
Title:	Director

ETFS All Energy Fund Limited

By:	/s/ Graham Tuckwell
Name:	Graham Tuckwell
Title:	Director

ETFS Energy Longer Dated Fund Limited

By:	/s/ Graham Tuckwell
Name:	Graham Tuckwell
Title:	Director

Schedule A

As of March 20, 2017

Portfolio	Fund	Management Fee	Effective Date
ETFS All Commodity Fund Limited	ETFS Bloomberg All Commodity Strategy K-1 Free ETF	0.29%	3/ /17
ETFS All Commodity Longer Dated Fund Limited	ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF	0.29%	3/ /17
ETFS Agriculture Fund Limited	ETFS Bloomberg Agriculture Commodity Strategy K-1 Free ETF	0.39%	TBC
ETFS Energy Fund Limited	ETFS Bloomberg Energy Commodity Strategy K-1 Free ETF	0.39%	TBC
ETFS Energy Longer Dated Fund Limited	ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF	0.39%	3/ /17